UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

OFFICE DEPOT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are invited to attend a Special Meeting of our Shareholders scheduled to be held on August 18, 2009, at 9 a.m. Eastern Time, at the law firm of Proskauer Rose, LLP, located at 2255 Glades Road, Suite 340 West, Boca Raton, Florida 33431.

On June 23, 2009, we entered into a Securities Purchase Agreement with funds advised by BC Partners, which we refer to collectively as the Investors. Pursuant to the Securities Purchase Agreement, we sold to the Investors for an aggregate purchase price of $350 million (i) 274,596 shares of our 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, which we refer to as the Series A Preferred, and (ii) 75,404 shares of our 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, which we refer to as the Series B Preferred and, together with the Series A Preferred, as the Preferred Stock. Dividends on the Series A Preferred and the Series B Preferred are due on January 1, April 1, July 1 and October 1 of each year, beginning with and including October 1, 2009, at an initial dividend rate of 10% of the liquidation preference.

Each share of Series A Preferred is immediately convertible at the option of the holder into 200 shares of our common stock, representing an initial conversion price of $5.00. Prior to obtaining shareholder approval, the Series A Preferred may not be converted into shares of our common stock in excess of 19.99% of the shares of our common stock outstanding on June 23, 2009, which we refer to as the Conversion Cap, in compliance with the rules of the New York Stock Exchange. Prior to obtaining the approval of our shareholders, the Series B Preferred is not convertible into shares of our common stock and is non-voting. If shareholder approval is obtained, then the Series B Preferred will be convertible into shares of our common stock on the same terms as the Series A Preferred.

At the Special Meeting, holders of shares of our common stock will be asked to consider and vote on (i) a proposal to approve the conversion at the option of the holders of the Series A Preferred into shares of our common stock in excess of the Conversion Cap and (ii) a proposal to approve the conversion at the option of the holders of the Series B Preferred into our common stock, which will enable the Series B Preferred to vote with shares of our common stock on as-converted basis. Our Board of Directors, by the unanimous vote of all directors present, approved each of the proposals and recommends that our shareholders vote “FOR” each of the proposals.

If our shareholders do not approve the conversion of the Series B Preferred by (i) December 20, 2009, the dividend rate on the Series B Preferred will increase to 15.00%, (ii) March 20, 2010, the dividend rate on the Series B Preferred will increase to 17.125% and (iii) June 18, 2010, the dividend rate on the Series B Preferred will increase to 19.00%.

Please read the accompanying proxy statement for information about the matters to be voted upon. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the Internet, by telephone or by mail.

Sincerely,

Steve Odland

Chairman of the Board and

Chief Executive Officer

July         , 2009

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS

SCHEDULED MEETING DATE:	August 18, 2009

MEETING TIME:	9:00 a.m., Eastern Time

RECORD DATE:	July 13, 2009

LOCATION:	Proskauer Rose, LLP
2255 Glades Road, Suite 340 West
Boca Raton, Florida 33431
(561) 241-7400

ITEMS OF BUSINESS:	1. To consider a proposal to approve the conversion at the option of the holders of our 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock into shares of our common stock in excess of 19.99% of the shares of our common stock outstanding on June 23, 2009, in compliance with the rules of the New York Stock Exchange, which we refer to as the Series A Proposal.

2. To consider a proposal to approve the conversion at the option of the holders of our 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock into shares of our common stock and the right of the holders of the Series B Preferred to vote with shares of our common stock on as-converted basis, which we refer to as the Series B Proposal.

3. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve each of the foregoing proposals.

Each of the items of business is described in the proxy statement accompanying this Notice. We are required to seek approval of the first and second proposals set forth above pursuant to the terms of the Securities Purchase Agreement, dated June 23, 2009, between Office Depot and funds advised by BC Partners.

The Office Depot Board of Directors recommends that shareholders vote “FOR” each of the proposals.

The record date for the Special Meeting is July 13, 2009. Only shareholders of record of our common stock at the close of business on the record date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

By order of the Board of Directors,

Elisa D. Garcia C.

Executive Vice President, General Counsel &

Corporate Secretary

Boca Raton, Florida

July         , 2009

Questions and Answers about these Proxy Materials and the Special Meeting	1
Series A Proposal: Approval of the Conversion of the Series A Preferred at the Option of the Holders into Shares of our Common Stock in Excess of the Conversion Cap	4
Series B Proposal: Approval of the Conversion of the Series B Preferred at the Option of the Holders into Shares of our Common Stock	5
Description of the Transaction Documents	6
Description of the Series A Preferred	11
Description of the Series B Preferred	15
Interests of Certain Persons	19
Other Matters	24
Where You Can Find More Information	24
Incorporation by Reference	25

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

OF OFFICE DEPOT, INC.

TO BE HELD ON AUGUST 18, 2009

Address of Special Meeting:

Proskauer Rose, LLP

2255 Glades Road, Suite 340 West

Boca Raton, Florida 33431

(561) 241-7400

Our Board of Directors, which we refer to as the Board, is soliciting proxies to be voted at the Company’s Special Meeting of Shareholders scheduled to be held on August 18, 2009, at 9:00 a.m. Eastern Time, at Proskauer Rose, LLP, 2255 Glades Road, Suite 340 West, Boca Raton, Florida 33431, and any adjournments or postponements of the Special Meeting, for the purposes set forth in the attached Notice of Special Meeting of Shareholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to shareholders on or about July         , 2009. Our shareholders are invited to attend the Special Meeting and are requested to vote on the proposals described in this proxy statement. In this proxy statement, we refer to Office Depot, Inc. as the “Company,” “we,” “our” or “us.”

Questions and Answers about these Proxy Materials and the Special Meeting

Q:	Why am I receiving these materials? What am I voting on?

A:	We are providing these proxy materials to you in connection with a Special Meeting of Shareholders of Office Depot, Inc., scheduled to be held on August 18, 2009. At the Special Meeting, holders of shares of our common stock will be asked to consider and vote on the following three proposals:

•

A proposal to approve the conversion at the option of the holders of our 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, which we refer to as the Series A Preferred, into shares of our common stock in excess of 19.99% of the shares of our common stock outstanding on June 23, 2009, which we refer to as the Conversion Cap, in compliance with the rules of the New York Stock Exchange. We refer to this proposal as the Series A Proposal.

•

A proposal to approve the conversion at the option of the holders of our 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, which we refer to as the Series B Preferred, into shares of our common stock and the right of the holders of the Series B Preferred to vote with shares of our common stock on as-converted basis. We refer to this proposal as the Series B Proposal.

•

A proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve each of the foregoing proposals. We refer to this proposal as the Adjournment Proposal.

Q:	How does Office Depot’s Board of Directors recommend that I vote on these proposals?

A:	The Board, by the unanimous vote of all directors present, approved each of the proposals, and recommends that Office Depot’s shareholders vote “FOR” each of the proposals.

Q:	Why is the Company seeking approval of the Series A Proposal and the Series B Proposal?

A:

The Company’s common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, and as a result the Company is subject to certain NYSE listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions, if the common stock issued or issuable exceeds 19.99% of the number of shares of common stock or of the voting power outstanding prior to the issuance. Because of this restriction, the common stock issuable upon conversion of the Series A Preferred is currently limited to the Conversion Cap, and the Series B Preferred only becomes convertible into our common stock following shareholder approval.

We are required to seek approval of the Series A Proposal and the Series B Proposal pursuant to the terms of the Securities Purchase Agreement, dated June 23, 2009, between the Company and the Investors, which we refer to as the Purchase Agreement.

Q:	What will happen if the Company’s shareholders do not approve the Series A Proposal and the Series B Proposal?

A:	If the Company’s shareholders do not approve the Series A Proposal, then the holders of the Series A Preferred will not be able to convert shares of the Series A Preferred to the extent any such conversion results in common stock being issued by the Company in excess of the Conversion Cap.

If the Company’s shareholders do not approve the Series B Proposal, then the holders of the Series B Preferred will not be able to convert any shares of the Series B Preferred into our common stock. In addition, if the Company’s shareholders do not approve the Series B Proposal by (i) December 20, 2009, then the dividend rate on the Series B Preferred will increase to 15.00%, which would increase the dividend payable by the Company by approximately $3.75 million per year on an annualized basis, (ii) by March 20, 2010, then the dividend rate on the Series B Preferred will increase to 17.125%, which would further increase the dividend payable by the Company by approximately $1.6 million per year on an annualized basis and (iii) by June 18, 2010, then the dividend rate on the Series B Preferred will increase to 19.00%, which would further increase the dividend payable by the Company by approximately $1.4 million per year on an annualized basis.

In addition, if the Company’s shareholders do not approve the Series B Proposal by June 23, 2014, the holders of a majority of the outstanding Series B Preferred will have the option to cause the Company to repurchase all or part of the Series B Preferred outstanding at such time.

Q:	How many shares are eligible to be voted at the Special Meeting?

A:	As of the record date of July 13, 2009, there were shares of our common stock outstanding and 274,596 shares of Series A Preferred outstanding, which as of such record date are convertible into an aggregate of 54,919,200 shares of our common stock representing % of our common stock. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting. Each outstanding share of Series A Preferred will entitle its holder to 200 votes on each matter to be voted on at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only shareholders of record of our common stock and Series A Preferred at the close of business on the record date will be entitled to vote at the Special Meeting.

Q:	What quorum is required to hold the Special Meeting?

A:	A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Special Meeting. In order for us to transact business at the Special Meeting, the holders of the majority of the outstanding shares of our common stock and Series A Preferred (on an as-converted basis) must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present at the Special Meeting.

Q:	What vote is required to approve each of the Proposals?

A:

Approval of the Series A Proposal and the Series B Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote at the Special Meeting. Accordingly, either a failure to cast a vote for this proposal or a broker non-vote on this proposal could have the effect of a vote against the proposal if such failure to cast a vote or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all shares of our common stock entitled to vote on the proposal. Pursuant to NYSE rules, an abstention will be counted as a vote cast at the Special Meeting for purposes of the proposal and will have the same effect as a vote against the proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock and Series A Preferred (on an as-converted basis) represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, a broker non-vote will not affect whether the proposal is approved. An abstention will be counted as present at the Special Meeting for purposes of the proposal and will have the same effect as a vote against the proposal.

Q:	How may I cast my vote?

A:	Shares Held in Your Name. If you hold shares as a record holder, you may vote your shares in one of the following ways: (i) in person at the Special Meeting; (ii) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (iii) by voting electronically using a touch-tone telephone 866-540-5760; or (iv) by using the Internet to vote your shares at http://www.proxyvoteing.com/odp. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 6:00 p.m. Eastern Daylight Time on August 17, 2009, the day before our Special Meeting takes place.

Shares Held Through a Broker. If you hold shares in “street name” through a broker or other nominee, follow the voting instructions you receive from your broker. If you want to vote in person at the Special Meeting, you must obtain a legal proxy from your broker and present it at the Special Meeting. If you do not submit voting instructions, your shares will not be counted in determining the outcome of the vote on that matter.

Shares Held in Employee Plans. If you hold shares in, or have been awarded stock units under, certain employee plans, you will receive directions on how to submit your voting instructions.

Q:	How may I revoke or change my vote?

A:	If you are the record owner of your shares, you can revoke your proxy at any time before your shares are voted by (i) delivering a written revocation notice prior to August 17, 2009 to our Corporate Secretary at our corporate headquarters; (ii) submitting a later proxy that we receive no later than the conclusion of voting at the Special Meeting; or (iii) voting in person at the Special Meeting. Attending the Special Meeting does not revoke your previously submitted proxy unless you vote in person at the meeting.

Q:	Who can attend the special meeting?

A:	Only record or beneficial owners of our common stock and the Series A Preferred or their proxies, may attend the Special Meeting in person. When you arrive at the Special Meeting you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of their ownership of Office Depot, Inc. common stock, such as a recent brokerage account or bank statement.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Who should I contact if I have questions or need assistance voting my shares?

A:	Please contact our proxy solicitors:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

officedepotproxy@mackenziepartners.com

Call Collect: (212) 929-5500

Series A Proposal: Approval of the Conversion of the Series A Preferred at

the Option of the Holders into Shares of our Common Stock in Excess of the Conversion Cap

Like many companies across the United States, the current economic crisis has had a significant impact on our operations. In an effort to strengthen our capital position, we have completed the sale of two series of our preferred stock. On June 23, 2009, we sold to the Investors 274,596 shares of our Series A Preferred and 75,404 shares of our Series B Preferred for an aggregate purchase price of $350 million. The issuance and sale of the Series A Preferred and the Series B Preferred was completed on June 23, 2009, which we refer to as the closing.

Because our common stock is listed on the NYSE, we are subject to certain NYSE listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions, if the common stock issued or issuable exceeds 19.99% of the number of shares of common stock or of the voting power outstanding prior to the issuance of such common stock or convertible securities.

In compliance with the NYSE rules, upon issuance, the Series A Preferred is convertible into 19.99% of our common stock outstanding as of June 23, 2009, and the Series B Preferred may not be converted prior to the approval of the holders of our common shares. Because the Series A Preferred is convertible into not more than 19.99% of our common stock outstanding as of June 23, 2009, which we refer to as the Conversion Cap, shareholder approval was not required for the issuance of the Series A Preferred and shareholder approval is not required for the immediate conversion of the Series A Preferred. However, as described more fully below under “Description of the Series A Preferred,” the amount of any dividends on the Series A Preferred that are not paid in cash when due will be added to the liquidation preference of the Series A Preferred, which will increase the number of shares of common stock due upon conversion of the Series A Preferred to a number in excess of the Conversion Cap, in which case, pursuant to the NYSE rules, shareholder approval would be required. Thus, although the immediate conversion of the Series A Preferred does not require shareholder approval, the actual number of shares of common stock that will be issuable upon conversion of a share of the Series A Preferred will not be known until such conversion occurs and may be in excess of the Conversion Cap. Therefore, we are seeking shareholder approval for the issuance of our common stock in excess of the Conversion Cap.

Furthermore, we agreed in the Purchase Agreement to seek shareholder approval to allow the conversion of the Series A Preferred at the option of the holders into shares of our common stock in excess of the Conversion Cap, in compliance with the NYSE rules described above. We are therefore also seeking approval of the Series A Proposal to satisfy our obligations under the Purchase Agreement.

If the Company’s shareholders do not approve the Series A Proposal, then the holders of the Series A Preferred will not be able to convert shares of the Series A Preferred to the extent any such conversion results in common shares being issued in excess of the Conversion Cap.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SERIES A PROPOSAL – APPROVAL OF THE CONVERSION OF THE SERIES A PREFERRED AT THE OPTION OF THE HOLDERS INTO SHARES OF OUR COMMON STOCK IN EXCESS OF THE CONVERSION CAP.

Series B Proposal: Approval of the Conversion of the Series B Preferred at

the Option of the Holders into Shares of our Common Stock

As discussed under “Series A Proposal—Approval of the Conversion of the Series A Preferred at the Option of the Holders into Shares of Our Common Stock in Excess of the Conversion Cap,” on June 23, 2009 we closed the sale of 75,404 shares of our Series B Preferred to the Investors. In compliance with the NYSE listing rules, the Series B Preferred may not be converted into our common stock prior to the approval of the holders of our common stock and Series A Preferred. Additionally, pursuant to the Purchase Agreement, we have agreed to use our reasonable best efforts to hold, as promptly as reasonably practicable, a meeting of our shareholders to vote on the approval of the issuance and delivery of our common stock upon conversion of the Series B Preferred.

The purpose of our seeking shareholder approval of the Series B Proposal is to satisfy our obligations under the Purchase Agreement and to allow the conversion of the Series B Preferred into our common stock, and enable the Series B Preferred to vote with shares of our common stock on as-converted basis, in accordance with the terms of the Series B Preferred and the NYSE shareholder approval rules.

If the Company’s shareholders do not approve the Series B Proposal, then the holders of the Series B Preferred will not be able to convert their shares of the Series B Preferred into shares of our common stock. In addition, if the Company’s shareholders do not approve the Series B Proposal by (i) December 20, 2009, then the dividend rate on the Series B Preferred will increase to 15.00%, which would increase the dividend payable by the Company by approximately $3.75 million per year on an annualized basis, (ii) by March 20, 2010, then the dividend rate on the Series B Preferred will increase to 17.125%, which would further increase the dividend payable by the Company by approximately $1.6 million per year on an annualized basis and (iii) by June 18, 2010, then the dividend rate on the Series B Preferred will increase to 19.00%, which would further increase the dividend payable by the Company by approximately $1.4 million per year on an annualized basis.

If the Company’s shareholders do not approve the Series B Proposal by June 23, 2014, the holders of a majority of the outstanding Series B Preferred will have the option to cause the Company to repurchase all or part of the Series B Preferred outstanding at such time in cash at a price per share equal to the liquidation preference plus accrued and unpaid dividends.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SERIES B PROPOSAL – APPROVAL OF THE CONVERSION OF THE SERIES B PREFERRED AT THE OPTION OF THE HOLDERS INTO SHARES OF OUR COMMON STOCK.

Description of the Transaction Documents

The following is a summary of material terms of the Purchase Agreement, dated as of June 23, 2009, by and among the Company and the Investors and the Investor Rights Agreement and the Registration Rights Agreement, each dated as of June 23, 2009, by and among the Company, the Investors and BC Partners Inc., which we refer to as BC Partners, as Investor Representative. While we believe this description covers the material terms of these agreements, it may not contain all of the information that is important to you and this summary is qualified in its entirety by reference to the Purchase Agreement, Investor Rights Agreement and the Registration Rights Agreement, which were included as Exhibits 10.1 and 4.1 and Exhibit 4.2, respectively, to the Current Report on Form 8-K filed by the Company on June 23, 2009. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Purchase Agreement

As described above, on June 23, 2009, the Company and the Investors entered into the Purchase Agreement pursuant to which the Company sold to the Investors and the Investors purchased from the Company 274,596 shares of Series A Preferred and 75,404 shares of Series B Preferred for an aggregate purchase price of $350 million. The purchase and sale was completed on June 23, 2009.

Representations and Warranties. In the Purchase Agreement the Company made representations and warranties to the Investors relating to the Company, our business and the issuance of the Preferred Stock. Each of the Investors also made representations and warranties to the Company about itself and its compliance with securities laws. The majority of the representations and warranties generally did not survive after the closing of the purchase and sale of shares on June 23, 2009. However, those representations regarding the Company’s authority to take certain corporate actions, valid issuance of the Series A and Series B Preferred and the investment status of the Investors, remain in effect until June 23, 2012.

Agreement to Seek Shareholder Approval. We have agreed to use our reasonable best efforts to hold, as promptly as reasonably practicable, a meeting of our shareholders to vote on the approval of the conversion at the option of the holders of the Series A Preferred into shares of our common stock in excess of the Conversion Cap and the conversion at the option of the holders of the Series B Preferred into our common stock and enable the Series B Preferred to vote with shares of our common stock on as-converted basis.

NYSE Listing Approval. We have agreed to apply to cause the shares of our common stock to be issued upon conversion of the Series A Preferred to be approved for listing on the NYSE. This application was filed on June 25, 2009, and approved on July 2, 2009.

Funding Fee and Reimbursement of Expenses. Simultaneous with the closing, the Company paid to BC Partners a funding fee equal to $3,500,000. The Company also reimbursed the Investors for $2,000,000 of their reasonable and documented out-of-pocket fees and expenses incurred on or before the closing date in connection with the execution of the Purchase Agreement and the Registration Rights Agreement and the purchase by the Investors of the Series A Preferred and the Series B Preferred.

Investor Rights Agreement

As described above, on June 23, 2009, in connection with the sale of the Series A Preferred and the Series B Preferred to the Investors, the Company, the Investors and BC Partners, as Investor Representative, entered into an Investor Rights Agreement pursuant to which the Company granted to the Investors certain governance related rights so long as the Investors maintain certain ownership percentage thresholds. Calculation of the relevant ownership percentage in each case assumes that the Preferred Stock was fully converted into shares of our common stock.

Board Representation. For so long as the Investors’ ownership percentage is equal to or greater than 15%, BC Partners, as the Investor Representative, is entitled to nominate three directors to the Board on behalf of the Investors. For so long as the Investors’ ownership percentage is less than 15% but more than 10%, BC Partners is entitled to nominate two directors to the Board on behalf of the Investors. For so long as the Investors’ ownership percentage is less than 10% but more than 5%, BC Partners is entitled to nominate one director to the Board. Any BC Partners designee must (i) be an employee of BC Partners, BC Partners Limited, BC Partners Holdings Limited, BC Partners s.à r.l., BC Partners Gmbh, BC Partners s.à r.l., BC Partners Suisse s.r.l. or CIE Management II Limited, (ii) be reasonably acceptable to the Board’s Corporate Governance and Nominating Committee, which we refer to as the Governance Committee, and (iii) must comply in all respects with the Company’s corporate governance guidelines as in effect from time to time. The Company has agreed to use all reasonable efforts to cause the BC Partners designees to be elected to the Board. Each of the BC Partners designees are entitled to receive similar compensation, benefits, reimbursement, indemnification and insurance coverage as the other directors of the Company.

Pursuant to the terms of the Investor Rights Agreement, effective as of June 23, 2009, the size of the Board was increased by three directors and Raymond Svider, James Rubin and Justin Bateman were appointed to the Board.

Committee Representation. For so long as the Investors’ ownership percentage is equal to or greater than 10%, (i) one of the BC Partners designees will be appointed to sit on each regular committee of the Board (other than the Board’s Audit Committee), (ii) one of the BC Partners designees will be permitted to attend meetings of the Board’s Audit Committee as an observer and (iii) the Board’s Finance Committee will be comprised of five directors, two of whom must be BC Partners designees.

Pursuant to the terms of the Investor Rights Agreement, subject to satisfaction of requirements for service and confirmation by the Governance Committee of their appointment, Raymond Svider was appointed to the Board’s Compensation Committee, James Rubin was appointed to the Governance Committee and Raymond Svider and James Rubin were appointed to the Board’s Finance Committee.

Budget Review. For so long as the Investors’ ownership percentage is equal to or greater than 10%, the chief executive officer and chief financial officer of the Company must meet once annually with the BC Partners designees to review the annual business plan and operating budget produced prior to submission to the Board.

Board Action Requiring Supermajority Approval. For so long as the Investors’ ownership percentage is equal to or greater than 10%, the following actions require the approval of at least 66-2/3% of the Board (excluding any such transaction between the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries). Since the BC Partners designees only comprise approximately 22% of the Board, the BC Partners designees cannot independently block any of the following actions.

(i)	the incurrence of any indebtedness in excess of $200 million in the aggregate during any fiscal year, excluding any (A) refinancings and replacements of indebtedness outstanding at the closing date and (B) borrowings under the Company’s Credit Agreement dated September 26, 2008 and the Company’s foreign credit facilities, in each case as amended, replaced or refinanced, which we refer to collectively as the Credit Facilities;

(ii)	the sale, transfer or other disposition of assets or businesses of the Company or its subsidiaries with a value in excess of $50 million in the aggregate during any fiscal year, excluding sales of inventory or supplies in the ordinary course of business, sales of obsolete assets other than real estate, sale-leaseback transactions and accounts receivable factoring transactions;

(iii)	the acquisition of any assets or properties in one or more related transactions for cash or otherwise for an amount in excess of $50 million in the aggregate during any fiscal year, excluding acquisitions of inventory and equipment in the ordinary course of business;

(iv)	capital expenditures in excess of $30 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $275 million in the aggregate during any fiscal year; and

(v)	making, or permitting any subsidiary to make, loans to, investments in, or purchasing, or permitting any subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $50 million in the aggregate during any fiscal year.

Investor Consent Rights. For so long as the Investors’ ownership percentage is equal to or greater than 10%, the approval of at least one of the BC Partners designees is required to:

(i)	increase the size of the Board beyond 14 directors; or

(ii)	to incur any indebtedness for borrowed money in excess of $200 million in the aggregate during any fiscal year (excluding (A) any borrowings under the Credit Facilities and (B) after June 23, 2011, any refinancings and replacements of indebtedness outstanding as of the closing that do not increase the aggregate principal amount of, or the amount that may be borrowed by the Company or its subsidiaries under such indebtedness as in effect as of June 23, 2009) if the ratio of the consolidated debt of the Company and its subsidiaries to the trailing four quarter adjusted EBITDA of the Company and its subsidiaries, on a consolidated basis, is more than 4x.

Restriction on Certain Issuances. Except as provided for below, for so long as the Investors or their affiliates (including commonly controlled or managed investment funds) or any direct or indirect owner of the Investors or their affiliates, which we refer to as an Investor Group Member, own any shares of Series A Preferred or Series B Preferred issued to the Investors on the closing date, issuing any of the following will require the approval of BC Partners, as the Investor Representative, (i) convertible debt that is by its terms convertible into capital stock of the Company, (ii) preferred stock and (iii) options or warrants to acquire preferred stock.

The foregoing consent right will not apply, however, if (i) the Company establishes (or has previously established) an escrow account for the benefit of the Investor Group Members funded with a total of $6 million of the aggregate proceeds of the issuance of stock, options or other convertible securities with respect to which such escrow account is established, which we refer to as a Withholding Tax Escrow, or (ii) the Company reasonably expects that the Company will not collect withholding tax required to be collected by the Company by Section 1441 or 1442 of the Internal Revenue Code of 1986, as amended, (A) on distributions of stock with respect to the Preferred Stock and (B) deemed cash distributions in the form of reimbursements from any Investor Group Member as a result of the issuance of such stock or securities or the payment or accrual of interest or dividends on such stock or securities (provided, that if the Company subsequently determines to collect withholding tax as a result of the issuance of such stock or securities or the payment or accrual of interest or dividends on such stock or securities, then, unless the Company has previously established a Withholding Tax Escrow, the Company must, at the time it determines to begin collecting withholding tax, establish a Withholding Tax Escrow). The Company may establish a Withholding Tax Escrow only if it reasonably expects that such issuance of stock or securities will result in the Company having an obligation to collect withholding tax.

Voting Agreement. The Investors have agreed to cause all of their shares of common stock and Preferred Stock entitled to vote at any meeting of the Company’s shareholders to be present at such meeting and to vote all such shares in favor of (i) the Series A Proposal, the Series B Proposal and the Adjournment Proposal, (ii) any nominee or director nominated by the Governance Committee, (iii) against the removal of any director nominated by the Governance Committee and (iv) with respect to any other business or proposal, in accordance with the recommendation of the Board, other than with respect to the approval of any proposed business combination agreement between the Company and any other entity (including, without limitation, any reorganization, merger, tender offer, consolidation, sale of assets or otherwise).

Standstill Agreement. Until the later of (x) the time that the Investors’ ownership percentage is less than 3% and (y) June 23, 2012, each of the Investors and their respective affiliates (including commonly controlled or managed investment funds) may not (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, (ii) directly or indirectly enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (iv) bring any action or otherwise act to contest the validity of the standstill restrictions, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries except for any group constituting solely of the Investors and their respective affiliates, (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board (including, without limitation, voting for any directors not nominated by the Board), except as otherwise provided in the Investor Rights Agreement or the applicable certificate of designations as described below, (vii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any possible purchase or sale of any securities or assets of the Company or any of its subsidiaries (other than securities owned by the Investors), (viii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (ix) deposit any Preferred Stock or our common stock in a voting trust or similar arrangement or subject any Preferred Stock or common stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Preferred Shares or our common stock to any person not affiliated with the Investors or Company management, (x) enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Preferred Shares or our common stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise, (xi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xii) make, or take, any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of any Investor to take an action that would be prohibited by the foregoing. The standstill restrictions, however, will not restrict the ability of the BC Partners designees or other directors appointed or elected to the Board pursuant to the terms of the applicable certificate of designations, as described below, from exercising their fiduciary duties.

Transfer Restrictions. Prior to June 23, 2011, the Investors are prohibited from transferring, either directly or indirectly, any portion of the Preferred Stock or our common stock issued upon conversion of the Preferred Stock without the prior written consent of the Board, other than (i) to affiliates who execute a written joinder agreement pursuant to which the affiliate agrees to be bound by the terms of voting agreement, standstill restrictions and transfer restrictions in the Investor Rights Agreement, (ii) pursuant to a tender or exchange offer recommended by the Board, (iii) pursuant to a merger or consolidation recommended by the Board in which the Company will not be the surviving entity or (iv) in connection with a redemption by the Company pursuant to the terms of the Preferred Stock.

The Investors are prohibited at all times from transferring any share of the Preferred Stock or our common stock issuable upon conversion of the Preferred Stock to any entity that sells office products or services if such sales represent greater than 15% of the total annual sales of such entity and its subsidiaries or any entity that has direct or indirect majority voting control of any such entity.

The Investors are also prohibited from transferring, either individually or acting together with any other Investor, any Preferred Stock or common stock due upon conversion of the Preferred Stock to (i) any entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) in an amount constituting 7.0% or more of the voting capital stock of the Company then outstanding, or (ii) any entity or group that, immediately following such transfer, would beneficially own in the aggregate more than 9.5% of the voting capital stock of the Company then outstanding, in each case other than transfers to an affiliate who executes a written joinder agreement pursuant to which such affiliate agrees to be bound by the terms of voting agreement, standstill restrictions and transfer restrictions in the Investor Rights Agreement.

Right of First Offer. The Investor Rights Agreement also requires that, for so long as the Investors’ ownership percentage is equal to or greater than 10%, if the Company proposes to offer any equity or equity linked security to any person (subject to certain exceptions), then the Company must first offer the Investors the right to purchase a portion of such securities equal to the Investors’ ownership percentage. If the Investors do not exercise this purchase right within 20 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to the Investors.

Registration Rights Agreement

As described above, on June 23, 2009, in connection with the sale of the Series A Preferred and the Series B Preferred to the Investors, the Company, the Investors and BC Partners entered into a Registration Rights Agreement pursuant to which the Company granted to the Investors and their permitted transferees certain registration rights with respect to the shares of our common stock issuable upon conversion of the Series A Preferred and the Series B Preferred and, if our shareholders do not approve the conversion of the Series B Preferred into shares of our common stock by June 23, 2011, the Series B Preferred.

Demand Rights. Under the terms of the Registration Rights Agreement, the Investors are entitled to six demand registrations, limited to two demand registrations in any single calendar year and provided that any such demand must include at least 5,500,000 shares of our common stock. In order to exercise these demand rights, BC Partners, as the Investor Representative, must send to the Company a written request on behalf of an Investor wishing to exercise these rights.

Piggyback Rights. The Investors are entitled to unlimited piggyback registration rights for a period of five years with respect to primary issuances and for an unlimited period of time with respect to all other issuances.

Transferability of Registration Rights. Any entity that acquires, in any manner, any of the securities covered by the Registration Rights Agreement is deemed a beneficiary of the Registration Rights Agreement and a holder of the registration rights set forth in the Registration Rights Agreement, without any further action or writing of any kind, and by holding such benefits is deemed to have agreed to be bound by all of the terms of the Registration Rights Agreement.

Expenses of Registration. The Company has agreed to pay (i) all expenses incurred by the Company in effecting any registration pursuant to the Registration Rights Agreement and (ii) one-half of the reasonable fees and expenses of the Investors related to any registration, including fees of not more than one legal counsel. The Investors have agreed to pay fees and expenses related to the Investors’ other than those specifically identified in the preceding sentence, including all underwriting discounts, selling commissions an stock transfer taxes.

Indemnification. Subject to certain exceptions, the Company has agreed to indemnify BC Partners, each of the Investors exercising the registration rights, and each of their respective officers, directors, employees, agents, partners, members, stockholders, representatives and affiliates, an each person or entity, if any, that controls BC Partners or any of the Investors against all losses, claims, damages, actions, liabilities, costs and expenses arising out of any untrue statement of material fact, or any omission to state a material fact required to be stated, in any registration statement prepared by or authorized in writing by the Company for use by the Investors.

Description of the Series A Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series A Preferred as contained in the Certificate of Designations of the 10.00% Series A Redeemable Convertible Participating Perpetual Preferred Stock, which we refer to as the Series A CoD. While we believe this summary covers the material terms and provisions of the Series A CoD, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Series A CoD, which was included as Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on June 23, 2009. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Dividends

Dividends accrete daily and are payable quarterly at the per annum dividend rate of 10.00% of the liquidation preference, which is initially $1,000 per share. Dividends on the Series A Preferred are due on January 1, April 1, July 1 and October 1 of each year, each of which we refer to as a Series A Dividend Payment Date, beginning with and including October 1, 2009. The Series A Preferred will also participate in dividends declared and paid on our common stock, however, if the closing price of our common stock on the record date for a dividend payment is less than $45.00 per share, then the Company may not declare or pay a cash dividend on our common stock per share for any fiscal quarter in excess of certain amounts. Cash dividends will be paid only to the extent that the Company has funds legally available for such payment and the Board declares a cash dividend payable. There are restrictions in the Company’s Credit Agreement, dated September 26, 2008 that limit the Company’s ability to make such payments in cash. In the event the Company does not declare and pay a dividend in cash on any Series A Dividend Payment Date, an amount equal to the cash dividend due on such Series A Dividend Payment Date will be added to the liquidation preference. If at any time after June 23, 2012, the closing price of our common stock is greater than or equal to $6.62 per share for a period of 20 consecutive trading days, the dividend rate will decrease to 7.87%. In addition, if at any time after June 23, 2012, the closing price of our common stock is greater than or equal to $8.50 per share for a period of 20 consecutive trading days, the dividend rate will decrease to 5.75%.

Ranking

The Series A Preferred, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with our other authorized series of preferred stock (including the Series B Preferred) and with each other class or series of preferred stock established after the date of issuance of the Series A Preferred, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Liquidation Rights

In the event the Company voluntarily or involuntarily liquidates, dissolves, or winds up, holders of the Series A Preferred will be entitled to receive, for each share of Series A Preferred, an amount equal to the greater of (i) the liquidation preference plus an amount per share equal to accrued but unpaid dividends and (ii) the per share amount of all property to be distributed in respect of our common stock that such holder would have been entitled to receive assuming full conversion of the Series A Preferred.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred and the corresponding amounts payable on any parity securities, holders of Series A Preferred and holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights

The holders of the Series A Preferred are entitled to vote with the holders of our common stock on an as-converted basis, subject to any limitations imposed by any NYSE shareholder approval requirements.

Right to Elect Directors. If BC Partners is entitled to designate one or more directors to the Board on behalf of the Investors pursuant to the Investor Rights Agreement, discussed above, and our shareholders fail to elect any of the directors so designated by BC Partners, then the holders of a majority of the outstanding Series A Preferred, voting as a separate series (with the holders of the Series B Preferred, if shareholder approval of the conversion of the Series B Preferred into shares of our common stock has been obtained), and to the exclusion of the holders of our common stock and other series of preferred stock, are entitled to elect to the Board such persons that were designated by BC Partners and not subsequently elected to the Board by our shareholders.

Authorization of Certain Parity Stock & Other Voting Rights. For so long as the Investors or their affiliates collectively own any shares of the Series A Preferred and the Investors’ ownership percentage (as that term is defined in the Investor Rights Agreement discussed above) is greater than or equal to 10%, then the affirmative vote of at least a majority of the shares of Series A Preferred then outstanding and entitled to vote is required for any of the following actions: (i) the declaration or payment of any dividend or distribution on our common stock or any other stock that ranks junior to or equally with the Series A Preferred, other than, if dividends on the Series A Preferred have not been paid in full in cash, a dividend payable solely in junior stock or dividends or distributions paid exclusively in cash to the extent the Series A Preferred participates on an as-converted basis with our common stock; (ii) the purchase, redemption or other acquisition by the Company of any of our common stock or other stock ranking junior to or equal with the Series A Preferred except, if dividends on the Series A Preferred have not been paid in full in cash, then as necessary to effect a reclassification of junior stock into other junior stock, a reclassification of parity stock into other parity stock, a reclassification of parity stock into junior stock, the exchange or conversion of junior stock into other junior stock or of parity stock into other parity stock or of parity stock into junior stock; (iii) any amendment of the Company’s Certificate of Incorporation or the Series A CoD so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series A Preferred; or (iv) the authorization or issuance of, or reclassification into, any capital stock that would rank senior to or equal with the Series A Preferred (including additional shares of Series A Preferred).

Redemption

The Series A Preferred is redeemable, in whole or in part, at the option of the Company at any time after June 23, 2012, subject to the right of the holder to first convert the shares of Series A Preferred the Company proposes to redeem. At any time after June 23, 2011, if the closing price of our common stock is greater than or equal to $9.75 per share for a period of 20 consecutive trading days, then the Series A Preferred is redeemable, in whole or in part, at the option of the Company, subject to the right of the holder to first convert the shares of Series A Preferred the Company proposes to redeem.

The Series A Preferred is redeemable at the option of the holder (i) if (A) any entity or group beneficially owns, through any acquisition transaction or series of transactions, shares of our capital stock entitling such entity or group to exercise more than 50% of the total voting power of the Company (other than an acquisition by the Company) or (B) the Company merges or consolidates with or into any other entity or another entity merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of our assets to another entity or engages in any recapitalization, reclassification or other transaction in which all or substantially all of our common stock is exchanged for or converted into cash or other property, subject to certain exceptions, we refer to the events specified in clauses (A) and (B) as a Change of Control, (ii) if the Company commences a voluntary bankruptcy, consents to the entry of an order against it in an involuntary bankruptcy, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of creditors or changes its primary business, (iii) if our common stock ceases to be listed for trading on any of the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE without the simultaneous listing on another of such exchanges or (iv) the primary business of the Company and its subsidiaries ceases being the business of the sale of office products.

Conversion

Each share of Series A Preferred is immediately convertible, at the option of the holder, into the number of shares of our common stock equal to the quotient of (i) the sum of (A) the liquidation preference plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the liquidation preference on such share of Series A Preferred from and including the immediately preceding dividend payment date to but excluding the conversion date and (ii) 1,000, multiplied by the then applicable conversion rate (this amount is referred to as the Series A Per Share Amount), except to the extent any such conversion would violate any applicable NYSE shareholder approval requirements.

Each share of Series A Preferred is initially convertible into 200 shares of our common stock, representing an initial “conversion price” of $5.00. In compliance with the NYSE rules and regulations, the Series A Preferred is initially convertible into a number of shares of our common stock representing 19.99% of our common stock outstanding as of June 23, 2009. However, as described above under “—Dividends,” if we fail to pay a dividend in cash on any Series A Dividend Payment Date, an amount equal to the cash dividend due on such Series A Dividend Payment Date will be added to the liquidation preference, thereby increasing the number of shares of common stock due upon conversion of the Series A Preferred. The conversion rate is also subject to customary anti-dilution adjustments, as described below under “—Anti-Dilution Adjustments.”

Anti-Dilution Adjustments

The conversion rate of the Series A Preferred is subject to customary anti-dilution adjustments. These anti-dilution adjustments, as described in the Series A CoD, subject to certain exceptions, will apply if:

(i) at any time while any of the Series A Preferred is outstanding, the Company issues shares of our common stock as a dividend or distribution on shares of our common stock, or if the Company effects a share split or share combination in respect of our common stock;

(ii) subject to certain exceptions, at any time while any of the Series A Preferred is outstanding, the Company distributes to all or substantially all holders of the outstanding shares of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the closing price of our common stock on the trading day immediately preceding the record date of such distribution;

(iii) at any time while any of the Series A Preferred is outstanding, the Company, by dividend or otherwise, distributes to all or substantially all holders of the outstanding shares of our common stock any shares of any class of capital stock of the Company, cash, evidences of indebtedness, assets, property or rights or warrants to acquire capital stock or other securities, other than dividends or distributions as to which an adjustment covered by clause (i) or (ii) above would apply and subject to certain exceptions; or

(iv) prior to December 23, 2010, the Company issues shares of common stock or other securities convertible into, exercisable or exchangeable for common stock for a consideration per share of common stock less than the market price of the Company’s common stock on the date the Company fixes the offering price.

Reorganization Events

In the event of:

(i) any consolidation or merger of the Company with or into another entity or of another entity with or into the Company;

(ii) any sale, transfer, lease or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety; or

(iii) any statutory share exchange of the Company with another entity (other than in connection with a merger or acquisition);

in each case in which holders of our common stock would be entitled to receive cash, securities or other property for their shares of our common stock, any of the above events referred to as a Reorganization Event, each share of Series A Preferred outstanding immediately prior to such Reorganization Event will, without the consent of the holder of such Series A Preferred, be exchanged for whichever of the following has the greatest value (as determined by the Board): (i) an amount in cash equal to the sum of the liquidation preference plus any accrued but unpaid dividends not previously added to the liquidation preference; (ii) an amount equal to the product of the Series A Per Share Amount as of the date of the Reorganization Event multiplied by the amount of cash, securities or other property distributed or to be distributed in respect of our common stock in connection with such Reorganization Event to a holder of our common stock that was not the counterparty to the Reorganization Event or an affiliate of such counterparty; and (iii) to the extent the Reorganization Event constitutes or would constitute a Change of Control or if the Company commences a voluntary bankruptcy, consents to the entry of an order against it in an involuntary bankruptcy, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of creditors or changes its primary business, or if our common stock ceases to be listed for trading on any of the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE without the simultaneous listing on another of such exchanges, or the primary business of the Company and its subsidiaries ceases being the business of the sale of office products, an amount in cash equal to the product of (x) 101% multiplied by (y) the sum of (1) the liquidation preference per share of the Series A Preferred plus (2) an amount per share equal to accrued but unpaid dividends, provided that the Company may not distribute cash, securities or other property to either the holder of our common stock or the Preferred Stock to the extent such distribution would be prohibited by any provision of any agreement of the Company for borrowed money in an aggregate principal amount of $300 million that the Company may enter from time to time or the Credit Facilities.

Description of the Series B Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series B Preferred as contained in the Certificate of Designations of the 10.00% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, which we refer to as the Series B CoD. While we believe this summary covers the material terms and provisions of the Series B CoD, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Series B CoD, which was included as Exhibit 3.3 to the Current Report on Form 8-K filed by the Company on June 23, 2009. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Dividends

Dividends accrete daily and are payable quarterly at the per annum dividend rate of 10.00% (subject to adjustment as described below) of the liquidation preference, which is initially $1,000 per share. Dividends on the Series B Preferred are due on January 1, April 1, July 1 and October 1 of each year, each of which we refer to as a Series B Dividend Payment Date, beginning with and including October 1, 2009. The Series B Preferred will also participate in dividends declared and paid on our common stock, however, if the closing price of our common stock on the record date for a dividend payment is less than $45.00 per share, then the Company may not declare or pay a cash dividend on our common stock per share for any fiscal quarter in excess certain amounts. Cash dividends will be paid only to the extent that the Company has funds legally available for such payment and the Board declares a cash dividend payable. There are restrictions in the Company’s Credit Agreement, dated September 26, 2008, that limit the Company’s ability to make such payments in cash. In the event the Company does not declare and pay a dividend in cash on any Series B Dividend Payment Date, an amount equal to the cash dividend due on such Series B Dividend Payment Date will be added to the liquidation preference. If the holders of our common stock do not approve the conversion of the Series B Preferred within 180 days after the closing, then the dividend rate on the Series B Preferred will increase to 15.00%. If the holders of our common stock do not approve the conversion of the Series B Preferred within 270 days after the closing, then the dividend rate on the Series B Preferred will increase to 17.125%. If the holders of our common stock do not approve the conversion of the Series B Preferred within 360 days after the closing, then the dividend rate on the Series B Preferred will increase to 19.00%. If at any time after June 23, 2012, and after the receipt of approval by the holders of our common stock of the conversion of the Series B Preferred, the closing price of our common stock is greater than or equal to $6.62 per share for a period of 20 consecutive trading days, the dividend rate will decrease to 7.87%. In addition, if at any time after June 23, 2012, the closing price of our common stock is greater than or equal to $8.50 per share for a period of 20 consecutive trading days, the dividend rate will decrease to 5.75%.

Ranking

The Series B Preferred, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with our other authorized series of preferred stock (including the Series A Preferred) and with each other class or series of preferred stock established after the date of issuance of the Series B Preferred, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Liquidation Rights

In the event the Company voluntarily or involuntarily liquidates, dissolves, or winds up, holders of the Series B Preferred will be entitled to receive, for each share of Series B Preferred, an amount equal to the greater of (i) the liquidation preference plus an amount per share equal to accrued but unpaid dividends and (ii) the per share amount of all property to be distributed in respect of our common stock that such holder would have been entitled to receive assuming full conversion of the Series B Preferred.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred and the corresponding amounts payable on any parity securities, holders of Series B Preferred and holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights

Prior to the approval of the Series B Proposal, the Series B Preferred is not entitled to vote except with respect to certain matters solely related to the Series B Preferred. At any time after the approval of the Series B Proposal, the holders of the Series B Preferred are entitled to vote with the holders of our common stock on an as-converted basis.

Right to Elect Directors. At any time after the approval of the conversion of the Series B Stock by the holders of our common stock, if BC Partners is entitled to designate one or more directors to the Board pursuant to the Investor Rights Agreement, discussed above, and our shareholders fail to elect any of the directors so designated by BC Partners, then the holders of a majority of the outstanding Series B Preferred, voting as a separate series with the holders of the Series A Preferred and to the exclusion of the holders of our common stock, are entitled to elect to the Board such persons that were designated by BC Partners and not subsequently elected to the Board by our shareholders. If holders of our common stock have not approved the conversion of the Series B Preferred by June 23, 2014, then upon the approval of the holders of a majority of the outstanding Series B Preferred, any holder of the Series B Preferred will be able to require the Company to repurchase all or any part of such holder’s shares of Series B Preferred, subject to contractual limitations in the Company’s debt documents. If the Company fails to repurchase such Series B Preferred due to contractual limitations in the Company’s debt documents, then for so long as the Company fails to satisfy its repurchase obligation the size of the Board will be automatically increased by two directors and the holders of a majority of the outstanding Series B Preferred are entitled to elect two people to the Board, voting as a separate series to the exclusion of both the holders of the Series A Preferred and the holders of our common stock.

Authorization of Certain Parity Stock and Other Voting Rights. At any time after the approval of the conversion of the Series B Stock by the holders of our common stock, for so long as the Investors or their affiliates collectively own any shares of the Series B Preferred and the Investors’ ownership percentage (as that term is defined in the Investor Rights Agreement discussed above) is greater than or equal to 10%, then the affirmative vote of at least a majority of the shares of Series B Preferred then outstanding and entitled to vote is required for any of the following actions: (i) the declaration or payment of any dividend or distribution on our common stock or any other stock that ranks junior to or equally with the Series B Preferred, other than, if dividends on the Series B Preferred have not been paid in full in cash, a dividend payable solely in junior stock or dividends or distributions paid exclusively in cash to the extent the Series B Preferred participates on an as-converted basis with our common stock; (ii) the purchase, redemption or other acquisition by the Company of any of our common stock or other stock ranking junior to or equal with the Series B Preferred except, if dividends on the Series B Preferred have not been paid in full in cash, then as necessary to effect a reclassification of junior stock into other junior stock, a reclassification of parity stock into other parity stock, a reclassification of parity stock into junior stock, the exchange or conversion of junior stock into other junior stock or of parity stock into other parity stock or of parity stock into junior stock; (iii) any amendment of the Company’s Certificate of Incorporation or the Series B CoD so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series B Preferred; or (iv) the authorization or issuance of, or reclassification into, any capital stock that would rank senior to or equal with the Series B Preferred (including additional shares of Series B Preferred).

Redemption

The Series B Preferred is redeemable, in whole or in part, at the option of the Company at any time after June 23, 2012, subject to the right of the holder to first convert the shares of Series B Preferred the Company proposes to redeem. At any time after the later of (i) the approval by the holders of our common stock of the conversion of the Series B Preferred and (ii) June 23, 2011, if the closing price of our common stock is greater than or equal to $9.75 per share for a period of 20 consecutive trading days, then the Series B Preferred is redeemable, in whole or in part, at the option of the Company, subject to the right of the holder to first convert the shares of Series B Preferred the Company proposes to redeem.

The Series B Preferred is redeemable at the option of the holder (i) upon the occurrence of a Change of Control, (ii) if the Company commences a voluntary bankruptcy, consents to the entry of an order against it in an involuntary bankruptcy, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of creditors or changes its primary business, (iii) if our common stock ceases to be listed for trading on any of the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE without the simultaneous listing on another of such exchanges or (iv) if the primary business of the Company and its subsidiaries ceases being the business of the sale of office products.

If the Series B Proposal is not approved by June 23, 2014, then upon the approval of the holders of a majority of the outstanding Series B Preferred, any holder of the Series B Preferred will be able to require the Company to repurchase all or any part of such holder’s shares of Series B Preferred, subject to contractual limitations in the Company’s debt documents. If the Company fails to repurchase such Series B Preferred due to contractual limitations in the Company’s debt documents, then for so long as the Company fails to satisfy its repurchase obligation the size of the Board will be automatically increased by two directors and the holders of a majority of the outstanding Series B Preferred are entitled to elect two people to the Board, voting as a separate series to the exclusion of both the holders of the Series A Preferred and the holders of our common stock.

Conversion

In compliance with the NYSE rules and regulations, the Series B Preferred is not convertible prior to the approval of our shareholders of the Series B Proposal. Upon the approval of the Series B Proposal, each share of the Series B Preferred will be convertible, at the option of the holder, into the number of shares of our common stock equal to the quotient of (i) the sum of (A) the liquidation preference plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the liquidation preference on such share of Series B Preferred from and including the immediately preceding dividend payment date to but excluding the conversion date and (ii) 1,000, multiplied by the then applicable conversion rate (this amount is referred to as the Series B Per Share Amount). The conversion rate is subject to customary anti-dilution adjustments, as described below under “—Anti-Dilution Adjustments.”

Anti-Dilution Adjustments

The conversion rate of the Series B Preferred is subject to customary anti-dilution adjustments. These anti-dilution adjustments, as described in the Series B CoD, subject to certain exceptions, will apply if:

(i) at any time while any of the Series B Preferred is outstanding, the Company issues shares of our common stock as a dividend or distribution on shares of our common stock, or if the Company effects a share split or share combination in respect of our common stock;

(ii) subject to certain exceptions, at any time while any of the Series B Preferred is outstanding, the Company distributes to all or substantially all holders of the outstanding shares of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the closing price of our common stock on the trading day immediately preceding the record date of such distribution;

(iii) at any time while any of the Series B Preferred is outstanding, the Company, by dividend or otherwise, distributes to all or substantially all holders of the outstanding shares of our common stock any shares of any class of capital stock of the Company, cash, evidences of indebtedness, assets, property or rights or warrants to acquire capital stock or other securities, other than dividends or distributions as to which an adjustment covered by clause (i) or (ii) above would apply and subject to certain exceptions; or

(iv) prior to December 23, 2010, the Company issues shares of common stock or other securities convertible into, exercisable or exchangeable for common stock for a consideration per share of common stock less than the market price of the Company’s common stock on the date the Company fixes the offering price.

Reorganization Events

In the event of a Reorganization Event, each share of Series B Preferred outstanding immediately prior to such Reorganization Event will, without the consent of the holder of such Series B Preferred, be exchanged for whichever of the following has the greatest value (as determined by the Board): (i) an amount in cash equal to the sum of the liquidation preference plus any accrued but unpaid dividends not previously added to the liquidation preference; (ii) an amount equal to the product of the Series B Per Share Amount as of the date of the Reorganization Event multiplied by the amount of cash, securities or other property distributed or to be distributed in respect of our common stock in connection with such Reorganization Event to a holder of our common stock that was not the counterparty to the Reorganization Event or an affiliate of such counterparty; and (iii) to the extent the Reorganization Event constitutes or would constitute a Change of Control or if the Company commences a voluntary bankruptcy, consents to the entry of an order against it in an involuntary bankruptcy, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of creditors or changes its primary business, or if our common stock ceases to be listed for trading on any of the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE without the simultaneous listing on another of such exchanges, or the primary business of the Company and its subsidiaries ceases being the business of the sale of office products, an amount in cash equal to the product of (x) 101% multiplied by (y) the sum of (1) the liquidation preference per share of the Series B Preferred plus (2) an amount per share equal to accrued but unpaid dividends, provided that the Company may not distribute cash, securities or other property to either the holder of our common stock or the Preferred Stock to the extent such distribution would be prohibited by any provision of any agreement of the Company for borrowed money in an aggregate principal amount of $300 million that the Company may enter from time to time or the Credit Facilities.

Interests of Certain Persons

Based on the capitalization of the Company as of July 13, 2009, and the initial conversion rate of 200 shares of common stock per share of Preferred Stock, the conversion of the Series A Preferred would result in the Investors owning approximately         % of our outstanding common stock after giving effect to such conversion and the conversion of the Series B Preferred would result in the Investors owning approximately         % of our outstanding stock after giving effect to such conversion. The holders of the Series A Preferred are entitled to vote with the holders of our common stock on an as-converted basis, subject to any limitations imposed by any NYSE shareholder approval requirements.

No directors or officers of the Company purchased any Series A Preferred or Series B Preferred in the transactions described in this proxy statement nor do any directors or officers of the Company beneficially own any Series A Preferred or Series B Preferred.

Change of Control Provisions

In considering the recommendation of the Board that our shareholders vote for the Series A Proposal and the Series B Proposal, you should note that, as further described below, most of the Company’s executive officers, and all of the Company’s named executive officers, have agreements with the Company that provide for enhanced payments and benefits in the event of a change of control, which will be deemed to occur under such agreements if the Series A Proposal and the Series B Proposal are approved. The Board was aware of the impact of the transactions described in this proxy statement on these agreements and considered them, among other matters, in determining to recommend that shareholders vote for each of the Series A Proposal and the Series B Proposal.

Nine executive officers of the Company are party to a change of control agreement or an employment agreement that provides for enhanced payments and benefits in the event of a change of control (as defined in those agreements). They are Steve Odland, Chuck Rubin, Charles Brown, Steve Schmidt, Michael Newman, Daisy Vanderlinde, Monica Luechtefeld, Elisa Garcia and Kevin Peters. Under each of those agreements, shareholder approval of the Series A Proposal and/or the Series B Proposal will constitute a “change of control.” If neither the Series A Proposal nor the Series B Proposal is approved by shareholders, the purchase of the Series A Preferred and Series B Preferred by the Investors will not constitute a “change of control” under any of those agreements.

The termination benefits payable in connection with a change of control under those agreements require a so-called “double trigger”—which means that during a stated “protection period” after a change of control, a covered executive’s employment is either involuntarily terminated without “cause” or the executive resigns for “good reason” (as both terms are defined in the relevant agreement). The protection period is three years for Mr. Odland, and one year for each of the other executive officers. In the case of Mr. Odland, Mr. Brown, Mr. Rubin and Ms. Luechtefeld, “good reason” includes a resignation for any reason during the 30-day period immediately preceding the first anniversary of a change of control. In addition, under Mr. Odland’s employment agreement, all of his outstanding equity awards will be fully vested upon a change of control, even without a subsequent employment termination.

Mr. Odland. In the event of a qualifying termination during the protection period, Mr. Odland is entitled to the following payments and benefits:

•	A payment of 36 times the Company’s monthly COBRA and other welfare benefit plan premiums;

•	A pro-rata portion of the greater of (i) the target bonus and (ii) the highest annual bonus earned by Mr. Odland in any of the preceding three completed fiscal years;

•

a cash severance payment equal to 2.99 times the sum of (a) base salary and (b) the greater of (i) target bonus and (ii) highest annual bonus earned in any of the preceding three completed fiscal years;

•	the lesser of (i) 24 months or (ii) the remaining option term to exercise stock options; and

•	a “gross up” payment, if necessary, to make Mr. Odland whole for any “golden parachute” excise tax to which he may be subject under Section 4999 of the Internal Revenue Code.

The Company does not believe that the purchase of the Series A Preferred and Series B Preferred by the Investors constitutes a “change in ownership or effective control” of the Company for purposes of Section 280G of the Internal Revenue Code, irrespective of whether the Series A Proposal and/or the Series B Proposal are approved by our shareholders. As a result, the Company does not believe that the golden parachute excise tax described in Section 4999 of the Internal Revenue Code would apply to payments made pursuant to the employment or change of control agreements described in this section in connection with employment terminations following the purchase of the Series A Preferred and the Series B Preferred by the Investors even if the Series A Proposal and the Series B Proposal are approved by our shareholders.

Mr. Rubin, Mr. Brown, Mr. Newman, Mr. Schmidt, Ms. Vanderlinde, Ms. Luechtefeld, Ms. Garcia and Mr. Peters. In the event of a qualifying termination during the protection period, each of Mr. Rubin, Mr. Brown, Mr. Newman, Mr. Schmidt, Ms. Vanderlinde, Ms. Luechtefeld, Ms. Garcia and Mr. Peters is entitled to the following payments and benefits:

•

A payment of 24 times (for Mr. Rubin, Mr. Brown and Ms. Luechtefeld) or 18 times (for Mr. Newman, Mr. Schmidt, Ms. Vanderlinde, Ms. Garcia and Mr. Peters) the Company’s monthly COBRA premium in effect on the date of termination;

•	A pro-rata portion of the “highest annual bonus” (as defined in the agreement);

•	a cash severance payment equal to two times the sum of (a) base salary and (b) the highest annual bonus (as defined in the agreement);

•	a 24-month executive outplacement services package; and

•

a “gross up” payment, if necessary, to make the executive whole for any “golden parachute” excise tax to which he or she may be subject under Section 4999 of the Internal Revenue Code; provided that if the executive would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any excise tax payable on payments subject to the excise tax) as compared to eliminating the gross-up and having a reduction of the change of control payments to the largest amount that would not result in any golden parachute excise tax, then no gross-up payment would be made and the Executive’s change of control payments would be so reduced.

Based on compensation and benefit levels in effect on                     , 2009, and assuming that (i) one or both of the Series A Proposal and/or the Series B Proposal are approved by our shareholders on August 18, 2009 and (ii) the employment of each of the executive officers described above is terminated in a qualifying termination on that date, each such executive officer will be entitled to receive the following cash severance payments and other benefits:

Executive Officer	Cash Severance	Value of Benefits(1)	Value of Equity Vesting(2)
Steve Odland
Michael Newman
Charles E. Brown
Chuck Rubin
Steve Schmidt
Daisy Vanderlinde
Monica Luechtefeld
Elisa Garcia
Kevin Peters
(1)	Estimated value of outplacement package.
(2)	Value of accelerated vesting of the unvested stock options, unvested shares of restricted stock and unvested performance shares estimated to be held by Mr. Odland on August 18, 2009, with values based on the Company’s closing common stock price on , 2009 of $ /share, and with stock options valued at the excess of that stock price over the option exercise price. Mr. Odland’s equity awards vest upon a change of control, irrespective of whether his employment is subsequently terminated.

Beneficial Ownership of Company Common Stock

We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the beneficial owners of more than 5% of our outstanding common stock, as well as information regarding stock ownership by our Directors, named executive officers and our Directors and executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the Securities and Exchange Commission.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner (As of July 13, 2009)	Beneficial Ownership(1)	Percent of Class (Less than 1% not shown)(2)
CIE Management II Limited(3)
Box 225, Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands	54,919,200

LMBO Europe SAS(3)
54 Avenue Marceau, Paris, France 75008	54,919,200

Samana Capital, L.P. (formerly, Ziff Asset Management LP) and related entities:
Morton Holdings, Inc. and Philip B. Korsant(4)
283 Greenwich Avenue, Greenwich, CT 06830	24,767,383

Barclays Global Investors, NA(5)
400 Howard Street, San Francisco, CA 94105 USA	14,787,828

Board of Directors
Lee A. Ault III	188,669
Neil R. Austrian	291,056
Justin Bateman(6)	0
David W. Bernauer	145,151
Marsha J. Evans	46,590
David I. Fuente	161,225
Brenda Gaines	157,406
Myra M. Hart	129,784
Scott Hedrick	241,198
Kathleen Mason	70,455
Steve Odland (Chair and Chief Executive Officer)	3,897,304
James Rubin(6)	0
Raymond Svider(6)	0
Total of Board of Directors	5,328,838

Named Executive Officers (Other than Mr. Odland)
Charles Brown, President International	714,102
Chuck Rubin, President North American Retail	581,161
Steven M. Schmidt, President North American Business Solutions	240,179
Michael D. Newman, EVP & Chief Financial Officer	134,625

Directors and Named Executive Officers as a Group (17 Persons in Total)	6,998,905

(1)	Includes shares of common stock subject to options exercisable within 60 days of July 13, 2009. Also included are unvested shares of restricted stock, as to which the holder has voting rights.
(2)	Applicable percentage of ownership is based on shares of common stock outstanding as of July 13, 2009 together with the exercisable stock options, for such shareholder or group of shareholders, as applicable. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of July 13, 2009 are not deemed outstanding for purposes of computing the percentage of ownership of any other person.
(3)

The information regarding CIE Management II Limited, which we refer to as CIE, and LMBO Europe SAS, which we refer to as LMBO, is as of July 2, 2009 and was derived from a Schedule 13D filed jointly by (i) BC European Capital VIII-1 to 12 (inclusive), each a United Kingdom limited partnership (“Funds 1-12”); (ii) BC European Capital VIII-14 to 34 (inclusive), each a United Kingdom limited partnership

(“Funds 14-34” and together with Funds 1-12, the “CIE Investors”); (iii) BC European Capital VIII-35 SC to 39 SC (inclusive), each a Société Civiles organized under the laws of France (the “LMBO Investors” and together with the CIE Investors, the “Investors”); (iv) LMBO; and (v) CIE on July 2, 2009. CIE is the general partner of each of the CIE Investors and LMBO is Gérant as to each of the LMBO Investors. BC Partners Holdings Limited, a limited corporation organized under the laws of Guernsey, Channel Islands (“BCHL”), is the controlling entity of each of (i) CIE; and (ii) LMBO. The Investors, CIE and LMBO may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of (y) 274,596 shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and (z) 75,404 shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, of Office Depot, Inc., each Investor, however, disclaims beneficial ownership with respect to the shares owned by each of the other Investors, CIE and LMBO. None of the Investors own any shares of common stock over which it has sole voting, disposition or investment power. The figures in the table set forth the number of shares of common stock, on an as-converted basis, owned of record and beneficially owned by the funds. In addition, the funds own shares of Series B Preferred, which are not convertible into common stock as of July 13, 2009, but will become automatically convertible into common stock, at the holder’s option, if the Series B Proposal is approved by our shareholders. The values set forth in the table are based upon the conversion rate of the Series A Preferred into common stock as of July 13, 2009, which conversion rate is subject to change as set forth in the Series A CoD, filed as Exhibit 3.2 to our Current Report on Form 8-K filed on June 23, 2009.

(4)	The information regarding Samana Capital, L.P. (formerly, Ziff Asset Management LP) and its affiliates is reported as of December 31, 2008 and was derived from a Schedule 13G/A filed on February 17, 2009 by Samana Capital, L.P., Morton Holdings, Inc., and Philip B. Korsant, partnerships of which Morton Holdings is the general partner, including Samana Capital, are the owners of record. Each of Morton Holdings and Philip B Korsant may be deemed to beneficially own the shares reported in this proxy statement as a result of the direct or indirect power to vote or dispose of such shares. Samana Capital reported shared voting power over 20,085,316 shares and shared dispositive power over 20,085,316. Morton Holdings and Philip B. Korsant reported shared voting power over 24,767,383 shares and shared dispositive power over 24,767,383 shares.
(5)	The information regarding Barclays Global Investors, NA, is as of December 31, 2008 and was derived from a Schedule 13-G filed by Barclays on February 5, 2009. Barclays reported that it serves as bank and/or an investment advisor to investment companies and is therefore deemed to have sole dispositive power over 14,787,828 shares and sole voting power with respect to 12,602,686 shares.
(6)	Messrs Bateman, Rubin and Svider are employees of BC Partners, Inc. and were nominated to the Board by BC Partners, as Investor Representative, pursuant to the Investor Rights Agreement. BC Partners acts as an advisor to the Investors, LMBO and CIE. BC Partners has no discretionary authority with respect to the investment decisions of any of the foregoing entities. CIE is the general partner of each of the CIE Investors and LMBO is Gérant as to each of the LMBO Investors. BCHL is the controlling entity of each of (i) BC Partners, Inc.; (ii) CIE; and (iii) LMBO. The Investors, CIE and LMBO may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of (y) 274,596 shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and (z) 75,404 shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, of Office Depot, Inc., each Investor, however, disclaims beneficial ownership with respect to the shares owned by each of the other Investors, CIE and LMBO. Messrs. Bateman, Rubin and Svider disclaim beneficial ownership of any securities of the Issuer that may be deemed beneficially owned by the Investors, CIE or LMBO.

Other Matters

Shareholder Proposals for the 2010 Annual Meeting

Any shareholder proposal intended to be presented for consideration at the 2010 Annual Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by the Secretary at our corporate offices, 6600 North Military Trail, Boca Raton, Florida 33496, Attn.: Office of the General Counsel, on or before 5:00 p.m. (Eastern Standard Time) no earlier than the close of business on December 23, 2009 and no later than the close of business on January 22, 2010. Shareholder proposals must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8. If a shareholder desires to bring business before the Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the proxy statement, written notice of such business, as prescribed in the Company’s Bylaws, must be received by the Company at its principal office on or before January 22, 2010. If the Company does not receive timely notice, such business will be excluded from consideration at the meeting.

Cost of Soliciting Your Proxy

We will pay the expenses for the preparation of the proxy materials and the solicitation of your proxy. We have hired MacKenzie Partners, Inc. to solicit your proxy, and they will do so by telephone, mail or other means of communication. We have agreed to pay MacKenzie Partners a fee of $            , and have agreed to reimburse their expenses. We will also reimburse brokers and other nominees for costs incurred in mailing proxy materials.

Shareholders Sharing an Address.

Consistent with notices sent to record shareholders sharing a single address, we are sending only one proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the annual report or proxy statement as follows:

•

Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the annual report or proxy statement, should contact our transfer agent, BNY Mellon Shareowner Services, at 1-800-622-2393 (U.S.), (201) 680-6578 (outside the U.S.) or www.bnymellon.com/shareowner, or may write to them c/o BNY Mellon Shareowner Services at P.O. Box 358015, Pittsburgh, PA 15252-8015.

•

Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any householded shareholder may request prompt delivery of a copy of the annual report or proxy statement by contacting Office Depot’s Investor Relations at 561-438-3657.

Where You Can Find More Information

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference the following filings:

•	The Company’s Annual Report on Form 10-K, filed February 24, 2009.

•	The Company’s Quarterly Report on Form 10-Q, filed on April 28, 2009.

•	The Company’s Current Report on Form 8-K, filed June 23, 2009.

This proxy statement incorporates important business and financial information about Office Depot, Inc. from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.officedepot.com, and from the SEC at its website, www.sec.gov, or by contacting Office Depot’s Investor Relations at 561-438-3657.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are avail able 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:5 9 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET

http://www.proxyvotin g.com/odp

Use the Internet to vote your proxy.

Office Depot, Inc. Have your proxy card in hand when you

access the web site.

OR

TELEPHONE

1-866-540-5760

Use any to uch-tone telephone to vote

your proxy. Have your proxy card in

hand when you cal .

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and re turn it in the enclosed postage- paid envelope.

Your Internet or telephone vote authorizes the named

proxies to vote your share s in the same manner as if

you marked, signed and returned your proxy card.

55640

FOLD AND DETACH HERE

Please mark your votes as

indicated in th is example X

OFFICE DEPOT, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SERIES A PROPOSAL. FOR AGAINST ABSTAIN

1. To approve the conversion at th e option of the holderso fo ur 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock into shares of our common stock in excess of 19. 99% of the shares of our common stock outstanding on June 23, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SERIES B PROPOSAL.

FOR AGAINST ABSTAIN

2. To approve the conversion at the option of the holders of our 10% Series B Redeemable Conditional Convertible Part icip ating Perpetual

Preferred Stock into shares of our common stock and the right of the holders of the Series B Preferred to vote with shares of our common stock on as-converted basis.

THEB OARD OFD IR ECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

FOR AGAINST ABSTAIN

3. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve each of the foregoing proposals .

Mark Here for

Address Change

or Comments

SEE REVERSE

Signature Signature Date

Please sign exactly as you r name(s) appear(s) he re on. All holders must sig n. When signing as an attorney, executor, administrator, or other fiduci ary, pl e a s e give fu ll ti tle as such. Joint owners should each sign personally. If a co rp oration, please sign in full corporate name by authorized officer. If a partnership , please sig n in partnership name by authorized per son .

ADMITTANCE PASS

SPECIAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

August 18, 2009

9:00 A.M. Eastern Day light Time

Proskauer Rose, LLP 2255 Glades Road, Suite 340, West Boca Raton, FL 33431

(561)2 41-7400

For Security Reasons, You Must Present This Admittance Pass

In Order To Enter The Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at: http://www.proxyvoting.com/odp .

Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Christopher Davies, Jennifer Leong and Stephen Calkins as Proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all the shares of common stock of Office Depot, Inc. held of record by the undersigned on July 13, 2009, at the Special Meeting of Shareholders to be held on August 18, 2009 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE

UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE SERIES A

PROPOSAL AND THE SERIES B PROPOSAL .

Address Change/Comments BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

(Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250

(continued on reverse side)

55640

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260 SIGNATURE: DATE:

(THIS BOXED AREA DOES NOT PRINT)